Exhibit 99.1

Green Builders, Inc. Appoints New Board Member

Austin, TX—October 1, 2008-- Green Builders, Inc. (AMEX:GBH), a leading large-scale community developer of sustainable homes in the Austin, Texas area, today announced the appointment of William E. Weber to the company’s Board of Directors.  Mr. Weber will serve on the Board’s Audit Committee, Compensation Committee and Nominating Committee.

Mr. Weber offers a wealth of home building and land development experience.  He is currently the Principal and CEO of Weber Homes, a privately-held home building company involved in acquiring land, processing approvals, land development, construction and sales of new homes.  He has served in that capacity since 2005.  From 1996 to 2005, Mr. Weber was Division President for the Metro New York/New Jersey division of Pulte Home Corporation.  From 1985 to 1996, Mr. Weber served in various capacities, including Vice President of Operations for the New Jersey division of K. Hovnanian Enterprises.  Mr. Weber holds a B.B.A. in Marketing from the University of Houston and a MBA in Finance from Sam Houston State University.  He is also a licensed New Jersey Real Estate Broker.

“Bill’s business and strategic acumen garnered from decades of experience in the home building industry make him a valuable asset to our board.  We look forward to the support and advice he can offer the company as we continue to enhance our brand and grow our operations,” stated Clark Wilson, President and CEO of Green Builders, Inc.

The appointment, which is effective immediately, brings the company back into compliance with AMEX’s reporting requirements for continued listing set forth in Section 803(B)(2)(c) of the AMEX Company Guide.  Green Builders received notice last month that it was temporarily not in compliance due to the resignation of two independent Audit Committee members.

Green Builders’ energy efficient homes are priced from the $180,000s to $600,000s and are available in three communities in the Austin area.

About Green Builders, Inc.
Green Builders, Inc. combines the equal necessities of progress and preservation by building homes that tread lightly on the earth. Our success is measured by continued sales in a growing number of sustainable communities, which we believe to be vital to a sustainable planet. With respect for the world’s resources and for the needs of our clients, we create healthy, beautiful, long-lasting homes that people, and the earth, can afford.  To learn more visit, www.greenbuildersinc.com.

Safe Harbor Statement
Some statements are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to anticipated events, trends, or results and generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. These statements are subject to risks. Many factors could cause actual results to differ materially from those anticipated in forward-looking statements, including factors described under “Risk Factors” in our Annual Report on Form 10-KSB filed December 31, 2007. The company assumes no obligation to update or supplement such forward-looking statements.

Media Contact:
Emily Thomson
Green Builders, Inc.
ethomson@greenbuildersinc.com
512-583-4327

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